Exhibit 10.2

March 20, 2013

To:	Hawaiian Electric Industries, Inc.
900 Richards Street
Honolulu, HI 96813

From:	JPMorgan Chase Bank, National Association, London Branch
25 Bank Street
Canary Wharf, London, E14 5JP
England

From:	J.P. Morgan Securities LLC,
Solely as Agent
tel: (212) 622-5270
fax: (212) 622-0105

Dear Sirs,

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the transaction entered into between us on the Trade Date specified below (the “Transaction”).  This Confirmation constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.

1.                                      The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “2002 Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation.  In the event of any inconsistency between the 2002 Definitions and this Confirmation, this Confirmation will govern.

This Confirmation evidences a complete and binding agreement between Party A and Party B as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Agreement”) as if Party A and Party B had executed an agreement in such form on the Trade Date (but without any Schedule except for the election of the laws of the State of New York as the governing law). In the event of any inconsistency between provisions of that Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates. The parties hereby agree that no Transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement.  For purposes of the 2002 Definitions, the Transaction is a Share Forward Transaction.

Party A and Party B each represents to the other that it has entered into the Transaction in reliance upon such tax, accounting, regulatory, legal, and financial advice as it deems necessary and not upon any view expressed by the other.

2.                                      The terms of the particular Transaction to which this Confirmation relates are as follows:

JPMorgan Chase Bank, National Association
Organised under the laws of the United States as a National Banking Association.
Main Office 1111 Polaris Parkway, Columbus, Ohio 43240
Registered as a branch in England & Wales branch No. BR000746
Registered Branch Office 25 Bank Street, Canary Wharf, London, E14 5JP
Authorised and regulated by the Financial Services Authority

General Terms:

Party A:	JPMorgan Chase Bank, National Association, London Branch

Party B:	Hawaiian Electric Industries, Inc.

Trade Date:	March 20, 2013

Effective Date:	March 25, 2013

Base Amount:	Initially, 900,000 Shares. On each Settlement Date, the Base Amount shall be reduced by the number of Settlement Shares for such Settlement Date.

Maturity Date:	March 25, 2015 (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day).

Forward Price:

On the Effective Date, the Initial Forward Price, and on any other day, the Forward Price as of the immediately preceding calendar day multiplied by the sum of (i) 1 and (ii) the Daily Rate for such day; provided that on each Forward Price Reduction Date, the Forward Price in effect on such date shall be the Forward Price otherwise in effect on such date, minus the Forward Price Reduction Amount for such Forward Price Reduction Date.

Initial Forward Price:	USD $25.74688 per Share.

Daily Rate:	For any day, (i)(A) USD-Federal Funds Rate for such day minus (B) the Spread divided by (ii) 365.

USD-Federal Funds Rate

For any day, the rate set forth for such day opposite the caption “Federal funds”, as such rate is displayed on the page “FedsOpen <Index> <GO>” on the BLOOMBERG Professional Service, or any successor page; provided that if no rate appears for any day on such page, the rate for the immediately preceding day for which a rate appears shall be used for such day.

Spread:	0.75%

Forward Price Reduction Date:	May 20, 2013, August 19, 2013, November 18, 2013, February 21, 2014, May 20, 2014, August 20, 2014, November 19, 2014, February 20, 2015 and May 20, 2015.

Forward Price Reduction Amount:	For each Forward Price Reduction Date, the Forward Price Reduction Amount set forth opposite such date on Schedule I.

Shares:	Common Stock, no par value per share, of Party B (also referred to herein as the “Issuer”) (Exchange identifier: “HE”).

Exchange:	New York Stock Exchange.

Related Exchange(s):	All Exchanges.

Clearance System:	DTC.

Calculation Agent:

Party A; provided that following the occurrence and during the continuation of an Event of Default described in Section 5(a)(vii) of the Agreement with respect to which Party A is the Defaulting Party, Party B shall have the right to designate a nationally or internationally recognized third-party dealer with expertise in over-the-counter corporate equity derivatives to replace Party A as Calculation Agent and the parties shall work in good faith to execute any appropriate documentation required by such replacement Calculation Agent.

Any determination or calculation by the Calculation Agent in such capacity pursuant to this Confirmation, the Agreement or the 2002 Definitions shall be made in good faith and in a commercially reasonable manner. In the event the Calculation Agent makes any determination or calculation in such capacity pursuant to this Confirmation, the Agreement or the 2002 Definitions, the Calculation Agent shall promptly provide an explanation in reasonable detail of the basis for such determination or calculation if requested by Party B, it being understood that the Calculation Agent shall not be obligated to disclose any proprietary models used by it for such determination or calculation.

Settlement Terms:

Settlement Date:

Any Scheduled Trading Day following the Effective Date and up to and including the Maturity Date, as designated by (a) Party A pursuant to “Termination Settlement” below or (b) Party B in a written notice substantially in the form attached hereto as Schedule II (a “Settlement Notice”) that satisfies the Settlement Notice Requirements and is delivered to Party A at least (i) three Scheduled Trading Days prior to such Settlement Date, which may be the Maturity Date, if Physical Settlement applies, and (ii) a number of Scheduled Trading Days prior to such Settlement Date equal to 13, multiplied by the number of Settlement Shares specified in such Settlement Notice, divided by the initial Base Amount (such number of Scheduled Trading Days rounded up to the nearest whole number), which such Settlement Date may be the Maturity Date, if Cash Settlement or Net Share Settlement applies; provided that (i) the Maturity Date shall be a Settlement Date if on such date the Base Amount is greater than zero and (ii) if Cash Settlement or Net Share Settlement applies and Party A shall have fully unwound its hedge during an Unwind Period by a date that is more than three Scheduled Trading Days prior to a Settlement Date specified above, Party A will, by written notice to Party B, specify the date one Settlement Cycle following the date on which Party A shall have fully unwound its hedge as the Settlement Date.

Settlement Shares:

With respect to any Settlement Date, a number of Shares, not to exceed the Base Amount, designated as such by Party B in the related Settlement Notice or by Party A pursuant to “Termination Settlement” below; provided that on the Maturity Date the number of Settlement Shares shall be equal to the Base Amount on such date.

Settlement:

Physical Settlement, Cash Settlement or Net Share Settlement, at the election of Party B as set forth in a Settlement Notice delivered on or after the Effective Date that satisfies the Settlement Notice Requirements; provided that Physical Settlement shall apply (i) if no Settlement Method is validly selected, (ii) with respect to any Settlement Shares in respect of which Party A is unable, in its judgment, to unwind its hedge by the end of the Unwind Period in a manner that, in the judgment of Party A, is consistent with the requirements for qualifying for the safe harbor provided by Rule 10b-18 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or due to the lack of sufficient liquidity in the Shares on any Exchange Business Day during the Unwind Period or (iii) to any Termination Settlement Date (as defined below under “Termination Settlement”).

Representation and Agreement:

Notwithstanding Section 9.11 of the 2002 Definitions, the parties acknowledge that any Shares delivered to Party A (whether in connection with Physical Settlement or Net Share Settlement) may be subject to restrictions and limitations under applicable securities laws, as described in clause (a) under the heading “Covenants of Party A” in Paragraph 3 below.

Settlement Notice Requirements:

Notwithstanding any other provision hereof, a Settlement Notice delivered by Party B that specifies Cash Settlement or Net Share Settlement will not be effective to establish a Settlement Date or require Cash Settlement or Net Share Settlement unless Party B delivers to Party A with such Settlement Notice a representation signed by Party B substantially in the following form: “As of the date of this Settlement Notice, Party B is not aware of any material nonpublic information concerning itself or the Shares, and is designating the date contained herein as a Settlement Date and is electing Cash Settlement or Net Share Settlement, in each case, in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.”

Unwind Period:

Each Exchange Business Day that is not a Suspension Day during the period from and including the first Exchange Business Day following the date Party B validly elects Cash Settlement or Net Share Settlement in respect of a Settlement Date through the third Scheduled Trading Day preceding such Settlement Date (or the immediately preceding Exchange

Business Day if such Scheduled Trading Day is not an Exchange Business Day); subject to “Termination Settlement” below. Party A shall use commercially reasonable efforts to unwind its hedge by the end of the Unwind Period, taking into consideration Party’s A obligations under applicable laws and regulations and the covenant set forth in clause (b) under the heading “Covenants of Party A” in Paragraph 3 below.

The parties hereto acknowledge and agree that they have entered into a substantially identical forward transaction with respect to 6,100,000 Shares pursuant to a confirmation dated as of March 19, 2013 (the “Base Confirmation”). Party A and Party B agree that if Party B designates a Settlement Date under the Base Confirmation and for which Cash Settlement or Net Share Settlement is applicable, and the resulting Unwind Period under the Base Confirmation coincides for any period of time with an Unwind Period for the Transaction (the “Matching Unwind Period”), then the Unwind Period under this Confirmation shall not commence (or, if the Unwind Period under this Confirmation has already commenced, such Unwind Period shall be suspended) until the Exchange Business Day immediately following the later of (i) the date Party A actually completes the unwind of its hedge with respect to the Base Confirmation in connection with the designation of such Settlement Date under the Base Confirmation, and (ii) the date the Matching Unwind Period ends.

Unwind Daily Share Amount:

On each Scheduled Trading Day during the Unwind Period, other than a Suspension Day or a Disrupted Day, Party A will, in accordance with the principles of best execution, use its good faith commercially reasonable efforts to purchase a number of Shares not to exceed the least of (i) 100% of the applicable volume limitation of Rule 10b-18 for the Shares on such Scheduled Trading Day, without reference to any block purchases, (ii) 25% of the daily trading volume for the Shares on the Exchange on such Scheduled Trading Day, and (iii) the number of Shares necessary to complete the purchases required to calculate the Cash Settlement Amount or the Net Share Settlement Shares, as the case may be.

Suspension Day:

Any Exchange Business Day on which Party A determines based on the advice of counsel that there is a reasonable likelihood that Cash Settlement may violate applicable securities laws. Party A shall promptly notify Party B if it receives such advice from its counsel.

Market Disruption Event:

Section 6.3(a)(ii) of the 2002 Definitions is hereby amended by replacing clause (ii) in its entirety with “(ii) an Exchange Disruption, or” and inserting immediately following clause (iii) the phrase “; in each case that the Calculation Agent determines is material.”

Exchange Act:	The Securities Exchange Act of 1934, as amended from time to time.

Physical Settlement:

On any Settlement Date in respect of which Physical Settlement applies, Party B shall deliver to Party A through the Clearance System the Settlement Shares for such Settlement Date, and Party A shall deliver to Party B, by wire transfer of immediately available funds to an account designated by Party B, an amount in cash equal to the Physical Settlement Amount for such Settlement Date, on a delivery versus payment basis. If, on any Settlement Date, the Shares to be delivered by Party B to Party A hereunder are not so delivered (the “Deferred Shares”), and a Forward Price Reduction Date occurs during the period from, and including, such Settlement Date to, but excluding, the date such Shares are actually delivered to Party A, then the portion of the Physical Settlement Amount payable by Party A to Party B in respect of the Deferred Shares shall be reduced by an amount equal to the Forward Price Reduction Amount for such Forward Price Reduction Date, multiplied by the number of Deferred Shares.

Physical Settlement Amount:

For any Settlement Date in respect of which Physical Settlement applies, an amount in cash equal to the product of (i) the Forward Price on such Settlement Date and (ii) the number of Settlement Shares for such Settlement Date.

Cash Settlement:

On any Settlement Date in respect of which Cash Settlement applies, if the Cash Settlement Amount for such Settlement Date is a positive number, Party A will pay such Cash Settlement Amount to Party B. If the Cash Settlement Amount is a negative number, Party B will pay the absolute value of such Cash Settlement Amount to Party A. Such amounts shall be paid on the Settlement Date.

Cash Settlement Amount:

For any Settlement Date in respect of which Cash Settlement applies, an amount determined by the Calculation Agent equal to the difference between (1) the product of (i) (A) the average Forward Price over the period beginning on, and including, the date that is one Settlement Cycle following the first day of the applicable Unwind Period and ending on, and including, such Settlement Date (calculated assuming no reduction to the Forward Price for any Forward Price Reduction Date that occurs during the Unwind Period, except as set forth in clause (2) below), minus (B) the weighted average price at which Party A is able to purchase Shares during the Unwind Period applicable to Cash Settlement to unwind its hedge during such Unwind Period, multiplied by (ii) the number of Settlement Shares for such Settlement Date, minus (2) the product of (i) the Forward Price Reduction Amount for any Forward Price Reduction Date that occurs during such Unwind Period, multiplied by (ii) the number of Settlement Shares with respect to which Party A has not unwound its hedge as of such Forward Price Reduction Date.

Net Share Settlement:

On any Settlement Date in respect of which Net Share Settlement applies, if the number of Net Share Settlement Shares is a (i) negative number, Party A shall deliver a number of Shares to Party B equal to the absolute value of the Net Share Settlement Shares, or (ii) positive number, Party B shall deliver to Party A the Net Share Settlement Shares; provided that if Party A determines in its good faith commercially reasonable judgment that it would be required to deliver Net Share Settlement Shares to Party B, Party A may elect to deliver a portion of such Net Share Settlement Shares on one or more dates prior to the applicable Settlement Date. In no event will Party B be required to return any Net Share Settlement Shares Party A has delivered to it pursuant to the proviso to the immediately preceding sentence.

Net Share Settlement Shares:

For any Settlement Date in respect of which Net Share Settlement applies, a number of Shares equal to (a) the number of Settlement Shares for such Settlement Date, minus (b) the number of Shares Party A actually purchases during the Unwind Period for a total purchase price equal to the difference between (1) the product of (i) the average Forward Price over the period beginning on, and including, the date that is one Settlement Cycle following the first day of the applicable Unwind Period and ending on, and including, such Settlement Date (calculated assuming no reduction to the Forward Price for any Forward Price Reduction Date that occurs during the Unwind Period, except as set forth in clause (2) below), multiplied by (ii) the number of Settlement Shares for such Settlement Date, minus (2) the product of (i) the Forward Price Reduction Amount for any Forward Price Reduction Date that occurs during such Unwind Period, multiplied by (ii) the number of Shares with respect to which Party A has not unwound its hedge as of such Forward Price Reduction Date.

Settlement Currency:	USD.

Failure to Deliver:	Inapplicable.

Adjustments:

Method of Adjustment:	Subject to the provisions set forth in clause (b) under “Acceleration Events” below, Calculation Agent Adjustment.

Additional Adjustment:

If the Calculation Agent determines that the actual cost to Party A, over any one month period, of borrowing a number of Shares equal to the Base Amount to hedge its exposure to the Transaction exceeds a weighted average rate equal to 75 basis points per annum (a “Borrow Adjustment Event”), then, following the first Borrow Adjustment Event to occur hereunder, the Calculation Agent shall notify Party B of such occurrence and, at the election of Party B within one Exchange Business Day of such notice, either (1) in respect of such Borrow Adjustment Event and each subsequent Borrow

Adjustment Event, the Calculation Agent shall reduce the Forward Price in order to compensate Party A for the amount by which such cost exceeded a weighted average rate equal to 75 basis points per annum during such period or (2) the Borrow Cost Threshold (as defined below) shall thereafter be reduced to 75 basis points per annum. If Party B fails timely to make an election pursuant to the immediately preceding sentence, then the Calculation Agent shall, in respect of such Borrow Adjustment Event and each subsequent Borrow Adjustment Event, reduce the Forward Price pursuant to clause (1) above. If Party B timely elects for clause (2) in the second immediately preceding sentence to apply, then the Calculation Agent shall immediately thereafter reduce the Forward Price in order to compensate Party A solely for the amount by which the actual cost to Party A, over any one month period, of borrowing a number of Shares equal to the Base Amount to hedge its exposure to the Transaction exceeded a weighted average rate equal to 75 basis points per annum during the period prior to such election. Upon the request of Party B, Party A shall provide an itemized list of its stock loan costs for the applicable one month period. If the Calculation Agent determines that Party A’s stock loan costs over any trailing three-week period exceed a weighted average rate equal to 75 basis points per annum, Party A shall notify Party B of such fact no later than 5:00 p.m., New York City time, on the Exchange Business Day following such determination.

Account Details:

Payments to Party A:	To be advised under separate cover or telephone confirmed prior to each Settlement Date.

Payments to Party B:	To be advised under separate cover or telephone confirmed prior to each Settlement Date.

Delivery of Shares to Party A:	To be advised.

Delivery of Shares to Party B:	To be advised.

3.             Other Provisions:

Conditions to Effectiveness:

The effectiveness of this Confirmation on the Effective Date shall be subject to (i) the condition that, subject to clause (iii) hereof, the sale of a number of Borrowed Option Shares (as such term is defined in the Underwriting Agreement, as defined hereafter) equal to the Base Amount as of the Effective Date shall have been consummated, pursuant to the Underwriting Agreement dated as of the date hereof among Party B and J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC as Representatives of the Several Underwriters (the “Underwriting Agreement”); provided that if the sale of a number of Borrowed Option Shares less than the Base Amount as of the Effective Date shall have been consummated pursuant to the Underwriting Agreement, this Confirmation shall be effective, but the Base Amount for the Transaction shall be such lesser number of Borrowed Option Shares sold, (ii) the condition that Party B have delivered to Party A opinion of counsel dated as of the Effective Date with respect to matters set forth in Section 3(a) of the Agreement

(subject to customary exceptions and limitations) and (iii)  the condition that neither of the following has occurred (A) in the commercially reasonable judgment of Party A, neither Party A nor its affiliates are able to borrow and deliver for sale a number of Shares equal to the Base Amount, or (B) in the commercially reasonable judgment of Party A, Party A (or its affiliate) would incur a stock loan cost of more than a rate equal to 75 basis points per annum to do so (in which event this Confirmation shall be effective but the Base Amount for the Transaction shall be the number of Shares Party A (or an affiliate of Party A) is required to deliver in accordance with Section 2(d) of the Underwriting Agreement).

Representations and Agreements of Party A and Party B:

Each of Party A and Party B represents and warrants to, and agrees with, the other party that:

(a)         It (i) has such knowledge and experience in financial and business affairs as to be capable of evaluating the merits and risks of entering into the Transaction and (ii) has consulted with its own legal, financial, accounting and tax advisors in connection with the Transaction.

(b)         It will by the next succeeding New York Business Day notify the other party upon obtaining knowledge of the occurrence of any event that would constitute an Event of Default in respect to which it is the Defaulting Party.

Additional Representations, Warranties and Agreements of Party B:  Party B hereby represents and warrants to, and agrees with, Party A as of the date hereof that:

(a)         Any Shares, when issued and delivered in accordance with the terms of the Transaction, will be duly authorized and validly issued, fully paid and nonassessable, and the issuance thereof will not be subject to any preemptive or similar rights.

(b)         Party B has reserved and will keep available at all times, free from preemptive rights, out of its authorized but unissued Shares, solely for the purpose of issuance upon settlement of the Transaction as herein provided, a number of Shares equal to the Maximum Share Number (as defined below under “Maximum Share Delivery”).  A number of Shares equal to the Maximum Share Number have been approved for listing on the Exchange, subject to official notice of issuance.

(c)          Party B is not and has not been the subject of any civil proceeding of a judicial or administrative body of competent jurisdiction that could reasonably be expected to impair materially Party B’s ability to perform its obligations hereunder.

(d)         No filing with, or approval, authorization, consent, license registration, qualification, order or decree of, any court or governmental authority or agency, domestic or foreign, is necessary or required for the execution, delivery and performance by Party B of this Confirmation and the consummation of the Transaction (including, without limitation, the issuance and delivery of Shares on any Settlement Date) except (i) such as have been made or obtained, as the case may be, under the Securities Act of 1933, as amended (the “Securities Act”), and (ii) as may be required to be obtained under state securities laws.

(e)          Party B agrees not to repurchase any Shares if, immediately following such repurchase, the sum of the Base Amount and the “Base Amount,” as such term is defined in the Base Confirmation, would be equal to or greater than 8.5% of the then outstanding Shares.

(f)           Party B is not insolvent, nor will Party B be rendered insolvent as a result of the Transaction.

(g)          Party B shall not, Party B shall cause its subsidiaries not to, and Party B shall use its reasonable best efforts to cause its affiliated purchasers (as defined in Rule 10b-18) other than its subsidiaries not to, take any action (including, without limitation, any direct purchases by Party B or any affiliated purchaser or any purchases by a party to a derivative transaction with Party B or any of its affiliated purchasers), either under this Confirmation, under an agreement with another party or otherwise, that would cause any purchases of Shares by Party A or any of its affiliates during the Unwind Period in connection with any Cash Settlement or Net Share Settlement of the Transaction not to meet the requirements of the safe harbor provided by Rule 10b-18 under the Exchange Act if such purchases were made by Party B.

(h)         Party B will not engage in any “distribution” (as defined in Regulation M under the Exchange Act (“Regulation M”)) that would cause a “restricted period” (as defined in Regulation M) to occur during any Unwind Period.

(i)             Party B is an “eligible contract participant” (as such term is defined in Section 1a(18) of the Commodity Exchange Act, as amended).

(j)            In addition to any other requirements set forth herein, Party B agrees not to elect Cash Settlement or Net Share Settlement if, in the reasonable judgment of Party B, such settlement or the purchase of Shares in the open market in connection therewith would result in a violation of the U.S. federal securities laws or any other federal or state law or regulation applicable to Party B.

(k)         Party B (i) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (ii) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (iii) has total assets of at least $50 million as of the date hereof.

(l)             Party B acknowledges and agrees that:

(i)                                  during the term of the Transaction, Party A and its Affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to establish, adjust or unwind its hedge position with respect to the Transaction;

(ii)                               Party A and its Affiliates may also be active in the market for the Shares and Share-linked transactions other than in connection with hedging activities in relation to the Transaction;

(iii)                            Party A shall make its own determination as to whether, when or in what manner any hedging or market activities in Party B’s securities shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Forward Price;

(iv)                           any market activities of Party A and its Affiliates with respect to the Shares may affect the market price and volatility of the Shares, as well as the Forward Price, each in a manner that may be adverse to Party B; and

(v)                                the Transaction is a derivatives transaction in which it has granted Party A the right, under certain circumstances, to receive cash or Shares, as the case may be; Party A may purchase Shares for its own account at an average price that may be greater than, or less than, the effective price paid by Party B under the terms of the Transaction.

(m)     Party B is not subject to the Federal Power Act as of the date hereof, and Party B shall not become subject to the Federal Power Act prior to the date that all payments and deliveries have been made under the Transaction.

Covenant of Party B:

Unless the provisions set forth below under “Private Placement Procedures” shall be applicable, the parties acknowledge and agree that any Shares delivered by Party B to Party A on any Settlement Date will be newly issued Shares and when delivered by Party A (or an affiliate of Party A) to securities lenders from whom Party A (or an affiliate of Party A) borrowed Shares in connection with hedging its exposure to the Transaction will be freely saleable without further registration or other restrictions under the Securities Act, in the hands of those securities lenders, irrespective of whether such stock loan is effected by Party A or an affiliate of Party A.  Accordingly, Party B agrees that the Shares that it delivers to Party A on each Settlement Date will not bear a restrictive legend and that such Shares will be deposited in, and the delivery thereof shall be effected through the facilities of, the Clearance System.

Covenants of Party A:

(a)      Unless the provisions set forth below under “Private Placement Procedures” shall be applicable, Party A shall use any Shares delivered by Party B to Party A on any Settlement Date to return to securities lenders to close out open Share loans created by Party A or an affiliate of Party A in the course of Party A’s or such affiliate’s hedging activities related to Party A’s exposure under this Confirmation.

(b)      In connection with bids and purchases of Shares in connection with any Cash Settlement or Net Share Settlement of the Transaction, Party A shall use its commercially reasonable efforts to conduct its activities, or cause its affiliates to conduct their activities, in a manner consistent with the requirements of the safe harbor provided by Rule 10b-18 under the Exchange Act, as if such provisions were applicable to such purchases.

Insolvency Filing:

Notwithstanding anything to the contrary herein, in the Agreement or in the 2002 Definitions, upon any Insolvency Filing in respect of the Issuer, the Transaction shall automatically terminate on the date thereof without further liability of either party to this Confirmation to the other party (except for any liability in respect of any breach of representation or covenant by a party under this Confirmation prior to the date of such Insolvency Filing).

Extraordinary Dividends:

If a record date for an Extraordinary Dividend occurs during the period from, and including, the Effective Date to, but excluding, (1) the last date on which Party A becomes the record holder of any Shares delivered or to be delivered to Party A pursuant to this Confirmation, if Physical Settlement or Net Share Settlement applies or (2) the Settlement Date, if Cash Settlement applies, then, on the date on which Party B pays such Extraordinary Dividend to holders of record of the Shares, Party B shall pay an amount, as determined by the Calculation Agent, in cash equal to the product of such Extraordinary Dividend and the Base Amount as of such record date to Party A.  “Extraordinary Dividend” means the per Share amount of any cash dividend or distribution declared by the Issuer with respect to the Shares that is specified by the board of directors of the Issuer as an “extraordinary” dividend.

Acceleration Events:

The following events shall each constitute an “Acceleration Event”:

(a)         Stock Borrow Events.  In its commercially reasonable judgment Party A (or its affiliate) is unable to hedge Party A’s exposure to the Transaction (a “Stock Borrow Event”) because (i) of the lack of sufficient Shares being made available for Share borrowing by lenders or (ii) Party A (or its affiliate) would incur a stock loan cost of more than 200 basis points per annum (the “Borrow Cost Threshold”);

(b)         Dividends and Other Distributions.  On any day occurring after the Trade Date and prior to (1) the last date on which Party A becomes the record holder of any Shares delivered or to be delivered to Party A pursuant to this Confirmation, if Physical Settlement or Net Share Settlement applies or (2) the Settlement Date, if Cash Settlement applies, Party B declares a distribution, issue or dividend to existing holders of the Shares of (i) any cash dividend (other than an Extraordinary Dividend) to the extent all cash dividends having an ex-dividend date during the period from and including any Forward Price Reduction Date (with the Trade Date being a Forward Price Reduction Date for purposes of this clause (b) only) to but excluding the next subsequent Forward Price Reduction Date exceeds, on a per Share basis, the Forward Price Reduction Amount set forth opposite the first date of any such period on Schedule I or (ii) share capital or securities of another issuer acquired or owned (directly or indirectly) by Party B as a result of a spin-off or other similar transaction for which the related record date occurs during the period from, and including, the Effective Date to, but excluding, (1) the last date on which Party A becomes the record holder of any Shares delivered or to be delivered to Party A pursuant to this Confirmation, if Physical Settlement or Net Share Settlement applies or (2) the Settlement Date, if Cash Settlement applies, or (iii) any other type of securities (other than Shares), rights or warrants or other assets, for payment (cash or other consideration) at less than the prevailing market price as determined by the Calculation Agent for which the related record date occurs during the period from, and including, the Effective Date to, but excluding, (1) the last date on which Party A becomes the record holder of any Shares delivered or to be delivered to Party A pursuant to this Confirmation, if Physical Settlement or Net Share Settlement applies or (2) the Settlement Date, if Cash Settlement applies. To the extent the declaration of a distribution, issue or dividend contemplated by this paragraph (b) would also be considered to be a Potential Adjustment Event, the provisions of this paragraph (b) will apply, and Calculation Agent Adjustment shall not apply;

(c)          ISDA Early Termination Date.  The occurrence of any event as a result of which Party A has the right to designate an Early Termination Date pursuant to Section 6 of the Agreement, in which case the provisions set forth in “Termination Settlement” below shall apply in lieu of Section 6 of the Agreement;

(d)         Other ISDA Events.  Sections 12.2 and 12.9(b) of the 2002 Definitions shall not apply to the Transaction; instead (i) the announcement by Party B of a firm intention to enter into a transaction that, if consummated, would result in a Merger Event, and (ii) the announcement of any event that, if consummated, would result in a Nationalization or the occurrence of any Change in Law or a Delisting, shall, in each case, constitute an Acceleration Event; provided that in case of a Delisting, in addition to the provisions of Section 12.6(a)(iii) of the 2002 Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or their respective successors); and provided further that the definition of “Change in Law” provided in Section 12.9(a)(ii) of the 2002 Definitions is hereby amended by (i) inserting the parenthetical “(including, for the avoidance of doubt and without limitation, adoption or promulgation of new regulations authorized or mandated by existing statute)” at the end of clause (A) thereof and (ii) replacing the phrase “the interpretation” in the third line thereof with the phrase “or public announcement of the formal or informal interpretation”; or

(e)          Ownership Event.  In the reasonable judgment of Party A based on the advice of counsel, on any day, the Share Amount for such day exceeds the Post-Effective Limit for such day (if any applies).

For purposes of clause (e) above, the “Share Amount” as of any day is the number of Shares that Party A and any person whose ownership position would be aggregated with that of Party A (Party A or any such person, a “Party A Person”) under any law, rule, regulation or regulatory order that for any reason becomes applicable to ownership of Shares after the Trade Date (“Applicable Laws”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership of under the Applicable Laws, as determined by Party A in its reasonable discretion.  The “Post-Effective Limit” means (x) the minimum number of Shares that would give rise to reporting or registration obligations or other requirements (including obtaining prior approval from any person or entity) of a Party A Person, or would result in an adverse effect on a Party A Person, under the Applicable Laws, as determined by Party A in its reasonable discretion, minus (y) 1% of the number of Shares outstanding.  For the avoidance of doubt, the parties hereto agree and acknowledge that the filing requirements of Section 16 and Section 13 of the Exchange Act as in effect, and as interpreted by the Securities and Exchange Commission or any other relevant court, tribunal or regulator, on the date hereof shall not give rise to reporting or registration obligations or other requirements of a Party A Person, or would result in an adverse effect on a Party A Person, under the Applicable Laws.

Termination Settlement:

Upon the occurrence of any Acceleration Event, Party A shall have the right to designate, upon at least one Scheduled Trading Day’s notice, any Scheduled Trading Day following such occurrence to be a Settlement Date hereunder (a “Termination Settlement Date”) to which Physical Settlement shall apply, and to select the number of Settlement Shares relating to such Termination Settlement Date; provided that (i) in the case of an Acceleration Event arising out of an Ownership Event, the number of Settlement Shares so designated by Party A shall not exceed the number of Shares necessary to reduce the Share Amount to the Post-Effective Limit and (ii) in the case of an Acceleration Event arising out of a Stock Borrow Event the number of Settlement Shares so designated by Party A shall not exceed the number of Shares as to which such Stock Borrow Event exists.  If, upon designation of a Termination Settlement Date by Party A pursuant to the preceding sentence, Party B fails to deliver the Settlement Shares relating to such Termination Settlement Date when due or otherwise fails to perform obligations within its control in respect of the Transaction, it shall be an Event of Default with respect to Party B and Section 6 of the Agreement shall apply.  If an Acceleration Event occurs during an Unwind Period relating to a number of Settlement Shares to which Cash Settlement or Net Share Settlement applies, then on the Termination Settlement Date relating to such Acceleration Event, notwithstanding any election to the contrary by Party B, Cash Settlement or Net Share Settlement shall apply to the portion of the Settlement Shares relating to such Unwind Period as to which Party A has unwound its hedge and Physical Settlement shall apply in respect of (x) the remainder (if any) of such Settlement Shares and (y) the Settlement Shares designated by Party A in respect of such Termination Settlement Date. Under no circumstances will Party A be entitled to an adjustment for the effects of an Extraordinary Dividend (other than as set forth above under the heading “Extraordinary Dividends”) or a change in expected dividends.

Private Placement Procedures

If Party B is unable to comply with the provisions of “Covenant of Party B” above because of a change in law or a change in the policy of the Securities and Exchange Commission or its staff, or

Party A otherwise determines that in its reasonable opinion any Settlement Shares to be delivered to Party A by Party B may not be freely returned by Party A or its affiliates to securities lenders as described under “Covenant of Party B” above, then delivery of any such Settlement Shares (the “Restricted Shares”) shall be effected pursuant to Annex A hereto, unless waived by Party A.

Rule 10b5-1:

It is the intent of Party A and Party B that following any election of Cash Settlement or Net Share Settlement by Party B, the purchase of Shares by Party A during any Unwind Period comply with the requirements of Rule 10b5-1(c)(1)(i)(B) of the Exchange Act and that this Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c).

Party B acknowledges that (i) during any Unwind Period Party B does not have, and shall not attempt to exercise, any influence over how, when or whether to effect purchases of Shares by Party A (or its agent or affiliate) in connection with this Confirmation and (ii) Party B is entering into the Agreement and this Confirmation in good faith and not as part of a plan or scheme to evade compliance with federal securities laws including, without limitation, Rule 10b-5 promulgated under the Exchange Act.

Party B hereby agrees with Party A that during any Unwind Period Party B shall not communicate, directly or indirectly, any Material Non-Public Information (as defined herein) to any EDG Personnel (as defined below).  For purposes of the Transaction, “Material Non-Public Information” means information relating to Party B or the Shares that (a) has not been widely disseminated by wire service, in one or more newspapers of general circulation, by communication from Party B to its shareholders or in a press release, or contained in a public filing made by Party B with the Securities and Exchange Commission and (b) a reasonable investor might consider to be of importance in making an investment decision to buy, sell or hold Shares.  For the avoidance of doubt and solely by way of illustration, information should be presumed “material” if it relates to such matters as dividend increases or decreases, earnings estimates, changes in previously released earnings estimates, significant expansion or curtailment of operations, a significant increase or decline of orders, significant merger or acquisition proposals or agreements, significant new products or discoveries, extraordinary borrowing, major litigation, liquidity problems, extraordinary management developments, purchase or sale of substantial assets, or other similar information.  For purposes of the Transaction, “EDG Personnel” means any employee on the trading side of the Equity Derivatives Group of J.P. Morgan Securities LLC and does not include Messrs. David Aidelson, Greg Batista, James Rothschild and Elliot Chalom (or any other person or persons designated from time to time by the Compliance Group of Party).

Maximum Share Delivery:

Notwithstanding any other provision of this Confirmation, in no event will Party B be required to deliver on any Settlement Date, whether pursuant to Physical Settlement, Net Share Settlement, Termination Settlement or any Private Placement Settlement, more than a number of Shares equal to 1.75 times the initial Base Amount to Party A (the “Maximum Share Number”), subject to reduction by the amount of any Shares delivered by Party B on any prior Settlement Date.

Transfer and Assignment:

Party A may assign or transfer any of its rights or delegate any of its duties hereunder to any affiliate of Party A whose obligations hereunder and under the Agreement are guaranteed by Party A so long as (a) such assignee or transferee is organized under the laws of the United States, any State thereof or the District of Columbia; (b) Party B will not be required to pay to such assignee or transferee an amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) of the Agreement greater than the amount in respect of which Party B would have been required to pay

Party A in the absence of such assignment or transfer; (c) Party B will not receive a payment from which an amount has been withheld or deducted on account of a Tax under Section 2(d)(i) of the Agreement in excess of that which Party A would have been required to so withhold or deduct in the absence of such assignment or transfer; and (d) no Event of Default, Potential Event of Default or Termination Event will occur as a result of such assignment or transfer. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Party A to purchase, sell, receive or deliver any Shares or other securities to or from Party B, Party A may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Party A’s obligations in respect of the Transaction and any such designee may assume such obligations.  Party A shall be discharged of its obligations to Party B solely to the extent of any such performance.

Matters Relating to Agent:

Each party agrees and acknowledges that (i) J.P. Morgan Securities LLC, as agent, (the “Agent”) acts solely as agent on a disclosed basis with respect to the transactions contemplated hereunder, and (ii) the Agent has no obligation, by guaranty, endorsement or otherwise, with respect to the obligations of either Party B or Party A hereunder, either with respect to the delivery of cash or Shares, either at the beginning or the end of the transactions contemplated hereby.  In this regard, each of Party A and Party B acknowledges and agrees to look solely to the other for performance hereunder, and not to the Agent.

Indemnity

Party B agrees to indemnify Party A and its affiliates and their respective directors, officers, agents and controlling parties (Party A and each such affiliate or person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities, joint and several, incurred by or asserted against such Indemnified Party arising out of, in connection with, or relating to any breach of any covenant or representation made by Party B in this Confirmation or the Agreement. In addition, Party B will reimburse any Indemnified Party for all reasonable expenses (including reasonable legal fees and reasonable expenses)  in connection with the investigation of, preparation for, or defense of any pending or threatened claim or any action or proceeding arising therefrom (whether or not such Indemnified Party is a party thereto) at the time, and only to the extent that the relevant loss, claim, damage, liability or expense is found in a final and nonappealable judgment by a court of competent jurisdiction to have resulted from a breach of a covenant or representation made by Party B in this Confirmation or the Agreement.  For the avoidance of doubt, Party B will not be liable under this Indemnity paragraph to the extent that any loss, claim, damage, liability or expense is found in a final and nonappealable judgment by a court of competent jurisdiction to have resulted from Party A’s negligence, fraud, bad faith and/or willful misconduct or a breach of any representation or covenant of Party A contained in this Confirmation or the Agreement.

Notice

Non-Reliance:	Applicable

Additional Acknowledgments:	Applicable

Agreements and Acknowledgments
Regarding Hedging Activities:	Applicable

4.                                      The Agreement is further supplemented by the following provisions:

No Collateral or Setoff.:

Notwithstanding Section 6(f) or any other provision of the Agreement or any other agreement between the parties to the contrary, the obligations of Party B hereunder are not secured by any collateral.  Obligations under the Transaction shall not be set off against any other obligations of the parties, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and no other obligations of the parties shall be set off against obligations under the Transaction, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and each party hereby waives any such right of setoff.  In calculating any amounts under Section 6(e) of the Agreement, notwithstanding anything to the contrary in the Agreement, (a) separate amounts shall be calculated as set forth in such Section 6(e) with respect to (i) the Transaction and (ii) all other Transactions, and (b) such separate amounts shall be payable pursuant to Section 6(d)(ii) of the Agreement.

Delivery of Cash:

For the avoidance of doubt, except as set forth above under the heading “Extraordinary Dividends,” nothing in this Confirmation shall be interpreted as requiring Party B to deliver cash  in settlement of the Transaction, except in circumstances where such delivery of cash is within Party B’s control (including, without limitation, where Party B elects to deliver cash or where Party B fails timely to elect to deliver Shares in respect of settlement of the Transaction).

Status of Claims in Bankruptcy:

Party A acknowledges and agrees that this confirmation is not intended to convey to Party A rights with respect to the transactions contemplated hereby that are senior to the claims of common stockholders in any U.S. bankruptcy proceedings of Party B; provided, however, that nothing herein shall limit or shall be deemed to limit Party A’s right to pursue remedies in the event of a breach by Party B of its obligations and agreements with respect to this Confirmation and the Agreement; and provided further, that nothing herein shall limit or shall be deemed to limit Party A’s rights in respect of any transaction other than the Transaction.

Limit on Beneficial Ownership:

Notwithstanding any other provisions hereof (a) Party A shall not be entitled to take delivery of any Shares or any other class of voting securities of Party B deliverable hereunder (whether in connection with the purchase of Shares on any Settlement Date or any Termination Settlement Date, any Private Placement Settlement or otherwise) to the extent (but only to the extent) that, after such receipt of any Shares or any other class of voting securities of Party B hereunder, and after taking into account any Shares or any other class of voting securities of Party B concurrently deliverable to Party A pursuant to the Base Confirmation, (i) the Share Amount would exceed the Post-Effective Limit or (ii) Party A and each person subject to aggregation of Shares with Party A for purposes of determining whether Party A directly or indirectly beneficially owns more than 10% of the Shares for purposes of Section 16 of the Exchange Act and rules promulgated thereunder (the “Party A Group”) would directly or indirectly beneficially own for such purposes or have ownership or control (within the meaning of the Bank Holding Company Act of 1956, as amended) in excess of 4.5% of the then outstanding Shares or any other class of voting securities of Party B (the “Threshold Number of Shares”) and (b) Party A shall not have the “right to acquire” (within the meaning of NYSE Rule 312.04(g)) Shares hereunder (whether in connection with the purchase of Shares on any Settlement Date or any Termination Settlement Date, any Private Placement Settlement or otherwise) to the extent (but only to the extent) that, after such receipt of any Shares hereunder, and after taking into account any Shares concurrently deliverable to Party A pursuant to the Base Confirmation, the “Party A Group” would directly or indirectly beneficially own for such purposes in excess of 4,825,048 Shares (the “Exchange Limit”).  Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that, after such delivery, and after taking into account any Shares or any other class of voting securities of Party B concurrently deliverable to Party A pursuant to the Base Confirmation, (i) the Share Amount would exceed the Post-Effective Limit or (ii) Party A Group would directly or indirectly so beneficially own or have ownership or control in excess of the lesser of the Threshold Number of Shares and the Exchange Limit.  If any delivery owed to Party A hereunder is not made, in whole or in part, as a result of this provision, Party B’s obligation to make such delivery shall not be extinguished and Party B shall make such delivery as promptly as practicable after, but in no event later than one Exchange Business Day after, Party A gives notice to Party B that, after such delivery, and after taking into account any Shares or any other class of voting securities of Party B concurrently deliverable to Party A pursuant to the Base Confirmation, (i) the Share Amount would not exceed the Post-Effective Limit and (ii) Party A Group would not directly or indirectly so beneficially own or have ownership or control in excess of the lesser of the Threshold Number of Shares and the Exchange Limit.

In addition, notwithstanding anything herein to the contrary, if any delivery owed to Party A hereunder is not made, in whole or in part, as a result of the immediately preceding paragraph, Party A shall be permitted to make any payment due in respect of such Shares to Party B in two or more tranches that correspond in amount to the number of Shares delivered by Party B to Party A pursuant to the immediately preceding paragraph; provided that, in all events, Party A shall make such payment due in respect of the full number of Settlement Shares for the related Settlement Date to Party B no later than the 20th day following such Settlement Date (it being understood, for the avoidance of doubt, that this proviso shall not affect Party B’s obligation to deliver such Settlement Shares pursuant hereto, including, without limitation, pursuant to the last sentence of the immediately preceding paragraph).

Miscellaneous:

(a)         Addresses for Notices.  For the purpose of Section 12(a) of the Agreement:

Address for notices or communications to Party A:

JPMorgan Chase Bank, National Association
EDG Marketing Support
Email:	EDG_OTC_HEDGING_MS@jpmorgan.com
Facsimile No:	1-866-886-4506

With a copy to:

Attention:	Tim Oeljeschlager
Telephone No:	212-622-5603
Facsimile No:	917-464-3163

Address for notices or communications to Party B:

Address:	Hawaiian Electric Industries, Inc.
1001 Bishop Street, Suite 2900
Honolulu, HI 96813
Fax:	808-203-1184

Attention:	James A. Ajello
Title:	Executive Vice President, Chief Financial Officer and Treasurer

With a copy to:

Address:	Hawaiian Electric Industries, Inc.
1001 Bishop Street, Suite 2900
Honolulu, HI 96813
Fax:	808-203-1991

Attention:	Chet A. Richardson
Title:	Executive Vice President, General Counsel, Secretary and Chief Administrative Officer

(b)         Waiver of Right to Trial by Jury.  Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Confirmation.  Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Confirmation by, among other things, the mutual waivers and certifications herein.

(c)          London Branch.  Party A is entering into this Confirmation and the Agreement through its London branch.  Notwithstanding the foregoing, Party A represents to Party B that the obligations of Party A are the same as if it had entered into this Confirmation and the Agreement through its head or home office in New York.

Acknowledgements.

The parties hereto intend for:

(a)         the Transaction to be a “securities contract” as defined in Section 741(7) of Title 11 of the United States Code (the “Bankruptcy Code”), qualifying for the protections under Section 555 of the Bankruptcy Code;

(b)         a party’s right to liquidate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” as defined in the Bankruptcy Code;

(c)          Party A to be a “financial institution” within the meaning of Section 101(22) of the Bankruptcy Code; and

(d)         all payments for, under or in connection with the Transaction, all payments for the Shares and the transfer of such Shares to constitute “settlement payments” as defined in the Bankruptcy Code.

Severability.

If any term, provision, covenant or condition of this Confirmation, or the application thereof to any party or circumstance, shall be held to be invalid or unenforceable in whole or in part for any reason, the remaining terms, provisions, covenants, and conditions hereof shall continue in full force and effect as if this Confirmation had been executed with the invalid or unenforceable provision eliminated, so long as this Confirmation as so modified continues to express, without material change, the original intentions of the parties as to the subject matter of this Confirmation and the deletion of such portion of this Confirmation will not substantially impair the respective benefits or expectations of parties to this Agreement; provided, however, that this severability provision shall not be applicable if any provision of Section 2, 5, 6 or 13 of the Agreement (or any definition or provision in Section 14 to the extent that it relates to, or is used in or in connection with any such Section) shall be so held to be invalid or unenforceable.

[Remainder of page intentionally left blank]

Please confirm that the foregoing correctly sets forth the terms of our agreement by signing and returning this Confirmation.

Yours faithfully,

J.P. MORGAN SECURITIES LLC,
as agent for JPMorgan Chase Bank, National Association

		By:	/s/ Tim Oeljeschlager
Name: Tim Oeljeschlager
Title: Vice President
Confirmed as of the date first written above:

HAWAIIAN ELECTRIC INDUSTRIES, INC.

By:	/s/ Constance H. Lau
Name: Constance H. Lau
Title: President and Chief Executive Officer

By:	/s/ James A. Ajello
Name: James A. Ajello
Title: Executive Vice President, Chief Financial Officer
and Treasurer

JPMorgan Chase Bank, National Association

Organised under the laws of the United States as a National Banking Association.

Main Office 1111 Polaris Parkway, Columbus, Ohio 43240

Registered as a branch in England & Wales branch No. BR000746

Registered Branch Office 25 Bank Street, Canary Wharf, London, E14 5JP

Authorised and regulated by the Financial Services Authority

SCHEDULE I

FORWARD PRICE REDUCTION DATES AND AMOUNTS

Forward Price Reduction Date	Forward Price Reduction Amount

Trade Date	USD 0.00
May 20, 2013	USD 0.31
August 19, 2013	USD 0.31
November 18, 2013	USD 0.31
February 21, 2014	USD 0.31
May 20, 2014	USD 0.31
August 20, 2014	USD 0.31
November 19, 2014	USD 0.31
February 20, 2015	USD 0.31
May 20, 2015	USD 0.31

I-1

SCHEDULE II

[CASH][NET SHARE][PHYSICAL] SETTLEMENT NOTICE

__________, 20__

To:	JPMorgan Chase Bank, National Association, London Branch
25 Bank Street
Canary Wharf, London, E14 5JP
England

From:	Hawaiian Electric Industries, Inc.
900 Richards Street
Honolulu, HI 96813

Reference is hereby made to the letter agreement (the “Confirmation”) dated March 20, 2013 between Hawaiian Electric Industries, Inc. and JPMorgan Chase Bank, National Association, London Branch.  Capitalized terms used but not defined herein shall have the meaning assigned to them in the Confirmation.

Hawaiian Electric Industries, Inc. hereby elects for [Cash][Net Share][Physical] Settlement to apply with respect to                      Settlement Shares.  The Settlement Date with respect to such Settlement Shares shall be                     , 20    .

[As of the date of this Settlement Notice, Hawaiian Electric Industries, Inc. represents that it is not aware of any material nonpublic information concerning itself or the Shares, and it is designating the date contained herein as a Settlement Date and electing [Cash][Net Share] Settlement in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.]1

Yours sincerely,

HAWAIIAN ELECTRIC INDUSTRIES, INC.

By:
Name:
Title:

By:
Name:
Title:

1  Include if Cash Settlement or Net Share Settlement is applicable.

II-1

ANNEX A

PRIVATE PLACEMENT PROCEDURES

(i)                                     If Party B delivers the Restricted Shares pursuant to this clause (i) (a “Private Placement Settlement”), then delivery of Restricted Shares by Party B shall be effected in customary private placement procedures for issuers with a market capitalization comparable to, and in the same industry as, Party B with respect to such Restricted Shares reasonably acceptable to Party A; provided that if, on or before the date that a Private Placement Settlement would occur, Party B has taken, or caused to be taken, any action that would make unavailable either the exemption pursuant to Section 4(2) of the Securities Act for the sale by Party B to Party A (or any affiliate designated by Party A) of the Restricted Shares or the exemption pursuant to Section 4(1) or Section 4(3) of the Securities Act for resales of the Restricted Shares by Party A (or any such affiliate of Party A) or Party B fails to deliver the Restricted Shares when due or otherwise fails to perform obligations within its control in respect of a Private Placement Settlement, it shall be an Event of Default with respect to Party B and Section 6 of the Agreement shall apply.  The Private Placement Settlement of such Restricted Shares shall include customary (for issuers with a market capitalization comparable to, and in the same industry as, Party B) representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Party A, due diligence rights (for Party A or any designated buyer of the Restricted Shares by Party A), opinions and certificates, and such other documentation as is customary for private placement agreements (for issuers with a market capitalization comparable to, and in the same industry as, Party B), all reasonably acceptable to Party A.  In the case of a Private Placement Settlement, Party A shall, in its good faith discretion, adjust the amount of Restricted Shares to be delivered to Party A hereunder and/or the Forward Price in a commercially reasonable manner to reflect the fact that such Restricted Shares may not be freely returned to securities lenders by Party A and may only be saleable by Party A at a discount to reflect the lack of liquidity in Restricted Shares.  Notwithstanding the Agreement or this Confirmation, the date of delivery of such Restricted Shares shall be the Clearance System Business Day following notice by Party A to Party B of the number of Restricted Shares to be delivered pursuant to this clause (i).  For the avoidance of doubt, delivery of Restricted Shares shall be due as set forth in the previous sentence and not be due on the Settlement Date or Termination Settlement Date that would otherwise be applicable.

(ii)                                  If Party B delivers any Restricted Shares in respect of the Transaction, Party B agrees that (i) such Shares may be transferred by and among JPMorgan Chase Bank, National Association and its affiliates and (ii) after the minimum “holding period” within the meaning of Rule 144(d) under the Securities Act has elapsed after the applicable Settlement Date, Party B shall (so long as Party A or any such affiliate is not an “affiliate” of Party B within the meaning of Rule 144 under the Securities Act) promptly remove, or cause the transfer agent for the Shares to remove, any legends referring to any transfer restrictions from such Shares upon delivery by Party A (or such affiliate of Party A) to Party B or such transfer agent of seller’s and broker’s representation letters customarily delivered by Party A or its affiliates in connection with resales of restricted securities pursuant to Rule 144 under the Securities Act, each without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Party A (or such affiliate of Party A).

A-1